Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-276599

Registration File No. 333-279302

Registration File No. 333-276762

Help clients bask in
the warm glow of
growth opportunities.

In volatile markets, it can be a good feeling for clients to know they have opportunities for upside participation as well as a level of protection with Brighthouse Shield® Level II Annuities. For more important information and prospectuses, visit **www.brighthousefinancialpro.com/pro/products/annuities/shield-annuities**

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Brighthouse FINANCIAL®
Build for what's ahead®

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level II 6-Year Annuity, Brighthouse Shield® Level II 3-Year Annuity, and Brighthouse Shield® Level II Advisory Annuity, collectively referred to as "Shield® Level Annuities," "Shield® Level II Annuities," "Shield® Annuities," or "Shield® II Annuities." These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial"). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
• NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE